UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2012

ADMA BIOLOGICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52120	56-2590442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Commerce Way Hackensack, New Jersey		07601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 478-5552

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2012, the Board of Directors (the “Board”) of ADMA Biologics, Inc. (the “Company”) appointed Brian Lenz, as the Company’s Vice President and Chief Financial Officer, effective May 1, 2012 (the “Start Date”).

Mr. Lenz, age 40, joined the Company from CorMedix Inc., a developmental-stage pharmaceutical and medical device company, where he held the position of Chief Financial Officer from February 2010 and Chief Operating Officer and Chief Financial Officer from January 2012.  Prior to joining CorMedix, Mr. Lenz was CFO of Arno Therapeutics from July 2008 to February 2010, CFO of VioQuest Pharmaceuticals from April 2004 to June 2008, Controller of Chiral Quest, Inc., a subsidiary of VioQuest Pharmaceuticals, from October 2003 to March 2004, Controller of Smiths Detection from July 2000 to October 2003, and senior auditor at KPMG, LLP from October 1998 to July 2000.  Mr. Lenz received a B.S. from Rider University, an M.B.A. from Saint Joseph’s University and is a licensed Certified Public Accountant in New Jersey.

On April 30, 2012, in connection with Mr. Lenz’s appointment as the Company’s Vice President and Chief Financial Officer, the Company entered into an employment agreement with Mr. Lenz (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Lenz will serve as the Company’s Vice President and Chief Financial Officer for an initial term of three years, which term will extend automatically for additional three year periods unless appropriate notice is given by one of the parties. Mr. Lenz will receive an annual base salary of $257,500, and will be eligible for annual bonus payments of up to 30% of his base salary, based upon the achievement of certain milestones as established annually by the Company’s Chief Executive Officer and Mr. Lenz.

Pursuant to the Employment Agreement, if a Change in Control (as defined under the Employment Agreement) occurs and the successor to the Company does not assume the Employment Agreement or within 12 months following such Change in Control Mr. Lenz is terminated Without Cause (as defined under the Employment Agreement) or Mr. Lenz resigns for Good Reason (as defined under the Employment Agreement), Mr. Lenz or his estate, as applicable, will receive his base salary, health insurance benefits and any accrued but unpaid benefits for a period of twelve months and all of his unvested stock options shall immediately become fully vested and exercisable from the date of Mr. Lenz’s termination.  If the Company terminates Mr. Lenz as a result of his death, Mr. Lenz or his estate, as applicable, will receive his base salary for sixty (60) days.  If the Company terminates Mr. Lenz for Cause (as defined under the Employment Agreement), if Mr. Lenz terminates his employment other than for Good Reason, or if Mr. Lenz’s employment terminates by expiration of the term of the Employment Agreement, Mr. Lenz will receive any salary and benefits earned and unpaid to the date of termination. If the Company terminates Mr. Lenz for reasons other than those stated above or Mr. Lenz terminates his employment for Good Reason, Mr. Lenz will receive his salary and benefits for a period of time ending on the date that is six (6) months from the date of termination, except that such health benefits shall cease upon the earlier to occur of the expiration of such six (6) month period or the date upon which Mr. Lenz begins regular, full-time employment with a third party and is eligible to commence health insurance coverage.  The Employment Agreement also contains certain non-compete and non-solicitation provisions effective during the period Mr. Lenz receives termination benefits under the Employment Agreement, if any, as well as standard confidentiality provisions.

Additionally, on May 1, 2012, in connection with his Employment Agreement, Mr. Lenz was issued an option to purchase 66,292 shares of the Company’s common stock at an exercise price of $9.60 per share, which is equal to the fair market value of one share of the Company’s common stock on the date of grant. Such option will vest in over a four year period as follows:  an initial 25% of the stock options will become exercisable on the first anniversary of the Start Date; and the remaining stock options will become exercisable in equal monthly installment of the total remaining number of shares covered by the stock options over the following 36 months on the monthly anniversary of the Start Date.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events.
On May 3, 2012, the Company issued a press release announcing the appointment of Mr. Lenz as its Vice President and Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of April 30, 2012, by and between ADMA Biologics, Inc. and Brian Lenz.

99.1	Press Release dated May 3, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 3, 2012	ADMA Biologics, Inc.

	By:	/s/ Adam S. Grossman
		Name:	Adam S. Grossman
		Title:	Director, President and Chief Executive Officer